UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)

November 21, 2007

BPZ Resources, Inc.

(Exact name of registrant as specified in its charter)

Texas	001-12697	33-0502730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

580 Westlake Park Blvd., Suite 525 Houston, Texas 77079
(Address of Principal Executive Offices)

(281) 556-6200

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 21, 2007, BPZ Resources, Inc. d/b/a BPZ Energy (AMEX:BZP) signed two exploration and production license contracts with Perupetro S.A., a state company that is responsible for promoting and overseeing the investment of hydrocarbon exploration and exploitation activities in Peru, whereby the Company acquired a 100% interest in Block XXII and 100% interest in Block XXIII. Block XXII is located onshore in northwest Peru within the Lancones Basin of Cretaceous—Upper Eocene Age and covers an area of approximately 948,000 acres.  Block XXIII consists of approximately 248,000 acres and is located onshore in northwest Peru. The term for the exploration period under the contracts is seven years and can be extended under certain circumstances for an additional period of up to three years. If a commercial discovery is made during the exploration period, the contracts will allow for the exploration and production of oil for a period of 30 years and the exploration and production of gas for a period of 40 years, from the effective date of the contract. Royalties under the contracts vary from 15% to 30% based on production volumes.

The seven-year exploration phase under the License Contract for Block XXII is divided into five (5) periods of 18 months, 18 months, 18 months, 18 months and 12 months, respectively. Pursuant to the License Contract, the effective date runs during the following sixty (60) days since the date of signature. During the first exploration period, the Company is required to prepare an overall geological and engineering study over the area of the Block and acquire, processing and interpreting 200 Km of 2D seismic data. The Company is then required to drill one (1) exploratory well of 2,600 meters/depth minimum during each of the remaining four exploration periods.

In connection with the Block XXII exploration periods, the Company posted a US $600,000 performance bond in November 2007. A performance bond in the amount of US $650,000 will be required for each of the remaining four exploration periods.  The performance bond amounts are not cumulative, and will be released at the end of each exploration period if the work commitment for that period has been satisfied. In addition, the Company is required to make technology transfer payments related to training costs of Perupetro professional staff during the exploration phase in the amount of US $10,000 per year.

The seven-year exploration phase under the License Contract for Block XXIII is divided into four (4) periods of 18 months, 18 months, 24 months and 24 months, respectively. Pursuant to the License Contract, the effective date runs during the following sixty (60) days since the date of signature. During the first exploration period, the Company is required to shoot up to 450 Km2 of 3D seismic and perform geological and geophysical studies. During the second exploration period, it is required to perform up to 150 Km2 of 3D seismic and drill 2 wells of 6,300 meters/depth. During the third exploration period, it is required to perform up to 400 Km of 2D seismic and drill 1 well of 4000 meters/depth. Finally, during the fourth exploration period, it is required to drill 1 well of 4100 meters/depth.

In connection with the Block XXIII exploration periods, the Company posted a US $3,075,000 performance bond in November 2007. The second exploration period requires a performance bond of US $3,390,000. The third exploration period requires a performance bond of US $2,275,000 and the fourth exploration period requires a performance bond of US $1,315,000. The performance bond amounts are not cumulative, and will be released at the end of each exploration period if the work commitment for that period has been satisfied. In addition, the Company is required to make technology transfer payments related to training costs of Perupetro professional staff during the exploration phase in the amount of US $10,000 per year.

The exploitation, or development, period under each of the license contracts will commence as soon as the Company declares a commercial discovery and receives approval for a field development plan. The Company must declare a commercial discovery no later than the end of the last exploration period under the applicable license contract, including any extensions or deferments.

Item 7.01 Regulation FD Disclosure.

On November 26, 2007, the Company issued a press release announcing the signing of the License Contracts for Blocks XXII and XXIII described in Item 1.01 above.  A copy of the press release, dated November 26, 2007, is furnished as Exhibit 99.1 to this report.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated November 26, 2007, and furnished with this report.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BPZ RESOURCES, INC.
(Registrant)

Dated: November 28, 2007	By:	/s/Edward G. Caminos
	Name:	Edward G. Caminos
	Title:	Chief Financial Officer

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INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 99.1	BPZ Resources, Inc. Press Release, dated November 26, 2007, and furnished with this report.